EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-167578, 333-69594, 333-47606 and 033-43691) of Supertex, Inc. of our report  dated June 13, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the non-cash amortization of premiums paid on debt investments within the Consolidated Statements of Cash Flows discussed in Note 1 - Revision to previously issued financial statements, as to which the date is June 13, 2012, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 13, 2012